Exhibit 99.1

PRESS RELEASE

CONTACT INFORMATION

Kip E. Meintzer, Investor Relations	Laurie Spindler, Public Relations
PalmSource, Inc.	PalmSource, Inc.
408.400.1909	408.400.1924
Kip.Meintzer@PalmSource.com	Laurie.Spindler@PalmSource.com

PalmSource Reports Fiscal Year 2005 First Quarter Results

SUNNYVALE, Calif.– September 23, 2004 – PalmSource, Inc., (NASDAQ: PSRC) provider of Palm OS®, a leading operating system powering next generation mobile devices and smartphones, today reported revenues of $18.2 million for the first quarter ended August 27, 2004, as compared to revenues of $17.1 million for the same period of the prior fiscal year.

Net loss for the first quarter of fiscal year 2005 was $0.2 million, or $0.01 loss per share. Net loss for the same quarter of the prior fiscal year was $3.8 million, or $0.38 loss per share.

At August 27, 2004, cash, cash equivalents, restricted investments, short-term and long-term investments were $76.6 million. Cash utilized during the first quarter of fiscal year 2005 was $12.2 million.

On a non-GAAP basis that excludes the effect of stock–based compensation, amortization of intangible assets, restructuring, gain on early extinguishment of debt, and separation expenses (related to the spin-off of PalmSource from palmOne, Inc.), net income for the first quarter of fiscal year 2005 was $0.8 million, or $0.05 earnings per share. This compares to a non-GAAP net loss for the same quarter of the prior fiscal year of $1.5 million, or $0.15 loss per share.

“Overall, we are satisfied with our performance in this quarter,” said David Nagel, PalmSource chief executive officer. “In Q1, we saw a continued increase in the percentage of units and revenues from smartphones as a percentage of our total units and revenues. This is a continuation of the trend we have seen in recent quarters. In Q1, FY05, as compared to the same quarter of the prior year, smartphone royalties increased significantly, and largely offset the decrease in royalties from the sale of handheld devices resulting from Sony’s withdrawal of the CLIÉ™ handheld from markets outside Japan.”

“We achieved some significant milestones in Q1, FY05,” stated Al Wood, PalmSource chief financial officer. “We generated $1.7 million positive cash flow from operations; we prepaid a $15.0 million convertible note at a 12.5% discount, resulting in a $1.9 million gain on early extinguishment of debt on our balance sheet; we improved our gross margins to 93%, as compared to 89% for the same quarter of the prior year; and we continued to manage our expenses, in part through a limited employee reduction in force and curtailment of the use of contractors. Looking forward to Q2, FY05, until we are able to see the impact of Sony’s withdrawal from the handheld markets outside of Japan, as well as our licensee’s penetration of the smartphone market, our revenues will be difficult to predict.”

First Quarter Fiscal Year 2005 Highlights

•	Palm OS licensees reported shipments of 1.4 million Palm Powered units, of which 74% were handheld devices, 21% were smartphone devices and 5% were other devices. In the same quarter of the prior fiscal year, Palm OS licensees reported shipments of 1.2 million Palm Powered units, of which 90% were handheld devices, 7% were smartphone devices and 3% were other devices.

•	Gross margin percentage improved to 93%, as compared to 89% for the same quarter of the prior fiscal year.

•	The $15.0 million convertible note was prepaid at a discount of 12.5%, resulting in a $1.9 million gain on the early extinguishment of debt as of the balance sheet date.

•	Cash flows from operations were positive by $1.7 million.

•	Steps were taken to further control costs, including the completion of a limited reduction in force, and a curtailment of the use of outside contractors.

Business Outlook

Management’s current outlook for the second quarter of fiscal year 2005 is as follows:

•	Revenues are expected to be in the range of $18 million, plus or minus 5%.

•	Financial results on a GAAP basis are expected to be in the range of a net loss of $1 million, or $0.07 loss per share, to net income of $1 million, or $0.07 earnings per share; and on a non-GAAP basis, are expected to be in the range of breakeven to net income of $2 million, or $0.13 earnings per share.

PalmSource Analyst /Investor Conference Call

INVESTOR’S NOTE: The company will hold a conference call for the public on September 23, 2004, at 2 p.m. Pacific Daylight Time/5 p.m. Eastern Daylight Time to discuss matters covered in this press release. The live conference call will be available over the Internet by logging onto the investor relations section of PalmSource’s website at http://www.palmsource.com/about/ir.html. An audio replay of the conference call also can be accessed at the same URL beginning on September 23, 2004 no later than 4 p.m. Pacific / 7 p.m. Eastern. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors through CCBN’s individual investor center at www.companyboardroom.com, by visiting any of the investor sites in CCBN’s Individual Investor Network or via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). This press release will be furnished on a Form 8-K and posted on our website prior to the investor conference call.

NON-GAAP FINANCIAL MEASURES: Non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The company’s management refers to these non-GAAP financial measures — such as non-GAAP net income and net loss — in making operating decisions because they provide meaningful supplemental information regarding the company’s operational performance, including the company’s ability to provide cash flows to invest in research and development and fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the company’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this news release.

Safe Harbor Statement

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the federal securities laws, relating to the future performance of PalmSource. These statements involve risks and uncertainties that could cause actual results and events to differ materially from those expressed or implied by these forward-looking statements, including, without limitation, the following: PalmSource’s ability to anticipate demand for its software and its customers’ products; the continued growth of the smartphone market and the penetration of the market by PalmSource and its licensees; the seasonality of PalmSource revenues; consummation of transactions with new and existing licensees and strategic partners; dependence upon palmOne, Sony and other licensees and developers to develop and market new and existing products successfully; PalmSource’s licensees meeting their forecasts and minimum purchase obligations; PalmSource’s ability to hire, retain, integrate and motivate sufficient qualified personnel; the effects of restructuring actions PalmSource may take from time to time; PalmSource’s ability to control and successfully manage its expenses and cash position; fluctuations in the demand for PalmSource’s existing and future products and services and growth in PalmSource’s industries and markets; PalmSource’s ability to secure and protect its intellectual property; PalmSource’s ability to build, maintain and benefit from strategic alliances; the ability of PalmSource and its licensees to strengthen their positions in the enterprise market and to penetrate new markets; the ability of PalmSource to maintain and grow its developer community and to compete with existing and new competitors; and the realization of continued growth in mobile devices and services as a result of wireless data connectivity. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in PalmSource’s most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended May 28, 2004. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

About PalmSource

PalmSource, Inc. is the company behind Palm OS, a leading operating system powering mobile information devices. Approximately 36 million Palm Powered handhelds and smartphones have been sold to date worldwide. Industry leaders Aceeca, AlphaSmart, Fossil, Garmin, GSL, Kyocera, Lenovo, palmOne, QTech, Samsung, Sony, Symbol Technologies and Tapwave license Palm OS to create diverse mobile devices that meet unique customer needs. Palm OS has given rise to a large community of users, enterprises, developers and manufacturers, who together make up the Palm Powered Economy. More information about PalmSource is available at www.palmsource.com, www.palmsource.co.uk, www.palmsource.fr, www.palmsource.de and www.palmsource.com.cn.

PalmSource, Palm OS, Palm Powered, and certain other trademarks and logos are trademarks or registered trademarks of PalmSource, Inc. or its affiliate in the United States, France, Germany, Japan, the United Kingdom, and other countries. Each trademark, trade name or service mark of any other company appearing in this press release belongs to its holder.

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PalmSource, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended August 31,
	2004	2003
Revenues:
Related party license and royalty	$1,071	$10,287
Third party license and royalty	15,963	5,506

Total license and royalty	17,034	15,793
Related party support and service	91	199
Third party support and service	1,027	1,140

Total support and service	1,118	1,339

Total revenues	18,152	17,132

Cost of revenues:
License and royalty	754	1,380
Support and service	486	544

Total cost of revenues	1,240	1,924

Gross profit	16,912	15,208

Operating expenses:
Research and development	8,273	8,793
Sales and marketing	4,456	4,410
General and administrative	3,603	2,833
Stock-based compensation	2,187	1,134
Restructuring	602	—
Amortization of intangible assets	—	98
Separation costs	16	1,025

Total operating expenses	19,137	18,293

Operating loss	(2,225)	(3,085)
Interest expense	(31)	(127)
Other income (expense), net	239	81
Gain on early extinguishment of debt	1,875	—

Loss before income taxes	(142)	(3,131)
Income tax provision	23	657

Net loss	$(165)	$(3,788)

Basic net loss per share	$(0.01)	$(0.38)

Shares used in computing basic net loss per share	14,263	10,000

Diluted net loss per share	$(0.01)	$(0.38)

Shares used in computing diluted net loss per share	14,263	10,000

PalmSource, Inc.

Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended August 31,
	2004	2003
Revenues:
Related party license and royalty	$1,071	$10,287
Third party license and royalty	15,963	5,506

Total license and royalty	17,034	15,793
Related party support and service	91	199
Third party support and service	1,027	1,140

Total support and service	1,118	1,339

Total revenues	18,152	17,132

Cost of revenues:
License and royalty	754	1,380
Support and service	486	544

Total cost of revenues	1,240	1,924

Gross profit	16,912	15,208

Operating expenses:
Research and development	8,273	8,793
Sales and marketing	4,456	4,410
General and administrative	3,603	2,833

Total non-GAAP operating expenses	16,332	16,036

Non-GAAP operating income (loss)	580	(828)
Interest expense	(31)	(127)
Other income (expense), net	239	81

Non-GAAP income (loss) before income taxes	788	(874)
Income tax provision	23	657

Non-GAAP income (loss)	$765	$(1,531)

Non-GAAP basic net income (loss) per share	$0.05	$(0.15)

Shares used in computing basic non-GAAP net income (loss) per share	14,236	10,000

Non-GAAP diluted net income (loss) per share	$0.05	$(0.15)

Shares used in computing non-GAAP diluted net income (loss) per share	14,495	10,000

Reconciliation between GAAP net loss and Non-GAAP net income (loss) as follows:
GAAP net loss	$(165)	$(3,788)
Stock-based compensation	2,187	1,134
Amortization of intangible assets	—	98
Restructuring	602	—
Separation costs	16	1,025
Gain on early extinguishment of debt	(1,875)	—
Non-GAAP net income (loss)	$765	$(1,531)

PalmSource, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	August 31, 2004	May 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$32,981	$45,144
Short-term investments	25,105	25,057
Accounts receivable, net	6,325	6,038
Prepaids and other	1,697	2,124

Total current assets	66,108	78,363

Restricted investments	1,685	1,680
Property and equipment, net	2,021	2,281
Goodwill	52,845	52,845
Intangible assets, net	44	111
Long-term investments	16,787	16,733
Other assets	914	779

Total assets	$140,404	$152,792

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,218	$2,494
Deferred revenue	8,363	8,296
Accrued restructuring	602	—
Other accrued liabilities	8,593	7,625

Total current liabilities	19,776	18,415
Non-current liabilities:
Deferred revenue and other	9,464	10,386
Long-term convertible subordinated note	—	15,000

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	166,909	165,835
Accumulated other comprehensive income	361	259
Unearned stock-based compensation	(4,592)	(5,754)
Accumulated deficit	(51,529)	(51,364)

Total stockholders’ equity	111,164	108,991

Total liabilities and stockholders’ equity	$140,404	$152,792